THIRD AMENDMENT
OF
LEASE AGREEMENT
     THIS THIRD AMENDMENT OF LEASE AGREEMENT dated May 24, 2010 (this “Third Amendment”), is entered into by and between FOOTHILL TECHNOLOGY CENTER LLC (“Lessor”) and GREEN DOT CORPORATION (“Lessee”) with reference to the following:
R E C I T A L S
     WHEREAS, Lessor and Lessee entered into that certain Standard Multi-Tenant Office Lease — Modified Gross dated July 8, 2005 and modified by the First Amendment of Lease Agreement dated August 21, 2009 and the Second Amendment of Lease Agreement dated July30, 2009 (as amended, the “Lease”), for the lease of certain premises located at 605 E. Huntington Drive, Monrovia, California (the “Premises”), as more particularly described in the Lease.
     WHEREAS, Lessor and Lessee desire by this Third Amendment to amend the Lease in order to expand the Premises to include the Third Expansion Premises (defined in Section 2, below) and to further amend, modify and supplement the Lease as set forth herein.
     NOW, THEREFORE, in consideration of the foregoing recitals (which are incorporated herein by this reference), for the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee hereby agree as follows:
A G R E E M E N T
1.	THIRD EXPANSION PREMISES. As of June 1, 2010, the existing 49,018 square feet of leased premises shall be increased to include that certain 4,074 square foot office space (the “Third Expansion Premises”) which is located in the building across the street from the existing leased premises, bringing the total square footage of leased premises to 53,092 square feet, and all references to the Premises shall thereafter refer to the Premises and the Third Expansion Premises. This additional 4,074 square feet is first floor office space located at 604 East Huntington Drive, Suite B, Monrovia, CA. (Please see attached Exhibit.)

2.	TERM. The Lease on the Third Expansion Premises shall be for nineteen (19) months and shall commence on June 1, 2010 (the “Third Expansion Commencement Date”) and expire December 31, 2011.

3.	BASE RENT. Commencing June 1, 2014, and continuing throughout the remainder of the 19-month Term, the Base Rent for the Third Expansion Premises shall be $8,148.00 per month. This rent includes the cost of all utilities and shall not be subject to any operating expense increase.

4.	PARKING. Commencing June 1, 2010, and continuing throughout the remainder of the Term, Lessee shall have the exclusive use of an additional fourteen (14) reserved parking spaces and the use of one (1) unreserved handicap space free of charge, bringing the total number of Lessee’s stalls to 194. (Please see attached parking exhibit.)

5.	TENANT IMPROVEMENTS. Lessee shall take possession of the Premises in its “As-Is” condition. Lessor shall, however, shampoo the carpeting and paint the kitchen at Lessor’s expense.

6.	OPTION TO TERMINATE. In the event Lessee acquires, by lease or sublease or otherwise, additional office space that is at least equivalent in size to the Third Expansion Premises that is located at 605 East Huntington Drive, Monrovia, Lessee shall have the right to terminate the Lease on the Third Expansion Premises upon ninety (90) days prior written notice to Lessor. Lessee shall deliver the Third Expansion Premises in broom clean condition upon the effective termination date.

7.	OPTION TO EXTEND. Lessor hereby grants to Lessee the option to extend the term of the Lease on the Third Expansion Premises for five (5) additional 1-year periods. In order to exercise these 1-year options to extend, Lessee must give Lessor written notice of such election no later than ninety (90) days prior to the expiration of the then-current term of the Lease on the Third Expansion Premises. If proper notification of the exercise of any 1-year option is not given and/or received, such option shall automatically expire. The monthly base rent for each 1-year option period shall be increased 3% ($8,392; $8,644; $8,903; $9,170; $9,445 respectively). In addition, Lessee shall pay Lessee’s share of building expenses for each 1-year option period that exceeds the 2011 base year building operating expenses.

8.	ADDITIONAL PARKING AND CONDITIONS. Lessee shall have exclusive use of fourteen (14) parking spaces located on the west end of the Third Expansion Premises parking lot as highlighted on the attached parking exhibit. The rent for these spaces shall be $35.00 per stall or $490.00 per month. The right to use such parking spaces and to pay for such parking shall commence upon the complete execution of this Third Amendment of Lease Agreement. The use of these parking spaces may be cancelled at any time by either party, for any reason, upon thirty (30) days prior written notice. Rent for said spaces will be prorated for any period less than one month.

9.	BROKER REPRESENTATION. Lessee and Lessor hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Third Amendment and that no one is entitled to a commission in connection with this Lease. Lessee and Lessor do each hereby agree to indemnify, protect, defend and hold the other harmless from and against liability for compensation or charges which may be claimed by any such unnamed broker or agent by reason of any dealings or actions of the indemnifying party, including any costs, expenses, attorneys’ fees reasonably incurred with respect thereto.

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     The parties hereby wee that each and every other provision of said Lease is hereby confirmed and shall remain in full force and effect until the termination of said Lease unless modified by the parties in writing.

Executed at Monrovia, CA	on August 23 , 2010

LESSOR:

/s/ Blaine P. Fetter FOOTHILL TECHNOLOGY CENTER LLC

Executed at Monrovia, CA	on August 13 , 2010

LESSEE:

/s/ Steven W. Streit GREEN DOT CORPORATION

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HUNTINGTON DRIVE
SHAMROCK AVENUE
CYPRESS AVENUE
Green Dot 604-B

INITIAL HERE

INITIAL HERE

HUNTINGTON DRIVE
SHAMROCK AVENUE
CYPRESS AVENUE
Rented Stalls
INITIAL HERE
INITIAL HERE